Exhibit 6.1

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is entered into this day by and Premier Plastics Corporation ("PPC"), an Arizona corporation ("Seller"), John O. Hoffman ("Seller's Shareholder") Diamond Equities, Inc., a Nevada corporation ("Diamond") and Precision Plastics Molding, Inc. a Nevada corporation and subsidiary of Diamond ("Purchaser").

                                    RECITALS

     Seller operates a business primarily engaged in the plastic injection molding business. Seller's principal place of business is 5869 S. Kyrene Road #18, Tempe, Arizona 85283. Seller owns equipment, inventories, contract rights, customer lists, intellectual property including trade secrets, methods process, know-how, drawings, specifications and all memoranda, notes and records with regard to any research and development ("Assets") and miscellaneous assets used in connection with the operation of its business;

     Purchaser desires to acquire substantially all the Assets used or useful, or intended to be used, in the operation of Seller's business, and Seller desires to sell such Assets to Purchaser; and

     WHEREAS, Seller's Shareholder is the sole shareholder of Seller; and WHEREAS, Diamond Equities, Inc. is the parent company of Precision Plastics, Inc., NOW THEREFORE, IT IS AGREED AS FOLLOWS:

SECTION 1. ASSETS PURCHASED; LIABILITIES ASSUMED.

     1.1 ASSETS PURCHASED. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement. Seller owns assets including equipment, inventories, contract rights, customer lists, intellectual property including trade secrets, methods process, know-how, drawings, specifications and all memoranda, notes and records with regard to any research and development ("Assets") and miscellaneous assets used in connection with the operation of its business set forth more specifically on Schedule A hereto ("Assets"). Assets shall include all accounts receivable, notes receivable, prepaid accounts, and any other assets of the business not specified in herein.

     1.2 LIABILITIES ASSUMED. Purchaser shall accept the assignment and assume responsibility for all unfilled orders from customers of Seller assigned to Purchaser pursuant to Section 1.1, shall assume responsibility of payment for purchase orders for inventory items that have been placed by Seller prior to the Closing Date but that will not be delivered until after the Closing Date, shall assume and perform all of Seller's obligations under leases, agreements, and other contracts listed on Schedule B hereto, and shall assume liability for all other liabilities of Seller set forth on Schedule B hereto. Should Precision default on the leases to Balboa, the equipment covered by the leases will revert back to Premier and John O. Hoffman.
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SECTION 2. PURCHASE PRICE. The price for the Assets shall be paid as follows:

     2.1 At Closing, Purchaser shall pay, by cashier's check or certified check, the sum of Eighty Thousand Dollars ($80,000).

     2.2 The assumption by Precision of Seller's notes and payables in the amount of Forty Thousand Dollars ($40,000), as shown on Schedule B hereto. Any difference between this amount and the actual pay-off balance as of the date of close will be refunded to Premier. This amount is not to exceed Five Thousand Dollars ($5,000).

     2.3 Seventy Five Thousand Dollars ($75,000) worth or three hundred thousand shares (300,000) at twenty five cents (.25) per share of the common stock of Precision Plastics Molding, Inc.

     SECTION 3. ADJUSTMENTS. The operation of Seller's business and related income and expenses up to the close of business on the day before the Closing Date shall be for the account of Seller and thereafter for the account of Purchaser. Expenses, including but not limited to utilities, personal property taxes, rents, real property taxes, wages, vacation pay, payroll taxes, and fringe benefits of employees of Seller, shall be prorated between Seller and Purchaser as of the close of business on the Closing Date, the proration to be made and paid, insofar as reasonably possible, on the Closing Date, with settlement of any remaining items to be made within thirty (30) days following the Closing Date.

     SECTION  4.   SELLER'S  AND  SELLER'S   SHAREHOLDER   REPRESENTATIONS   AND
WARRANTIES. Seller and Seller's Shareholder each represent and warrant to Purchaser as follows:

     4.1 CORPORATE EXISTENCE. Seller is now and on the Closing Date will be a corporation duly organized and validly existing and in good standing under the laws of the State of Arizona. Seller has all requisite corporate power and authority to own, operate and/or lease the Assets, as the case may be, and to carry on its business as now being conducted.

     4.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors and shareholders of Seller, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

     4.3 FINANCIAL STATEMENTS. Attached hereto as Schedule C are Seller's financial statements. The Financial Statements are in accordance with the books and records of Seller and are true, correct, and complete; fairly present financial conditions of Seller at the dates of such Financial Statements and the results of its operations for the periods then ended; and were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Except as described in this Agreement, since May 22, 1998 there has been no material adverse change in the financial condition of Seller.

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     4.4 TITLE TO ASSETS.  Except as described in Schedule A of this  Agreement,
Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, or encumbrances.

     4.5 BROKERS AND FINDERS. Neither Seller nor Seller's Shareholder has employed any broker or finder in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

     4.6 TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD-PARTY APPROVAL. The execution and delivery of this Agreement by Seller and Seller's Shareholder, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

     4.7 LABOR AGREEMENTS AND DISPUTES. Seller is neither a party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours, and terms of employment of Seller's employees. Neither Seller nor Seller's Shareholder is aware of any labor dispute or labor trouble involving employees of Seller, nor has there been any such dispute or trouble during the two years preceding the date of this Agreement.

     4.8 ERISA AND RELATED MATTERS. Schedule D sets forth a description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in A7A73(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof that are or have been maintained or contributed to by the Seller. To the extent any such plans are in place, Seller agrees to provide additional details on request of Purchaser.

     4.9 NON-CANCELABLE CONTRACTS. At the time of Closing, there will be no material leases, employment contracts, contracts for services or maintenance, or other similar contracts existing or relating to or connected with the operation of Seller's business not cancelable within thirty (30) days, except those Agreements listed on Schedule E.

     4.10 COMPLIANCE WITH CODES AND REGULATIONS. Seller and Seller's Shareholder have no knowledge that leasehold improvements violate and provisions of any applicable building codes, fire regulations, building restrictions, or other ordinances, orders, or regulations.

     4.11 LITIGATION. Seller and Seller's Shareholder have no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of Assets being conveyed under this Agreement.

     4.12 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Seller or Seller's Shareholder contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not

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misleading.  Seller and Seller's  Shareholder know of no fact that has resulted, or that in the reasonable judgment of Seller's Shareholder will result in a material change in the business, operations, or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Purchaser.

SECTION 5. REPRESENTATIONS OF PURCHASER. Purchaser represents and warrants as follows:

     5.1 CORPORATE EXISTENCE. Both Diamond and Precision is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Purchaser has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     5.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors and shareholders of Purchaser, and this Agreement constitutes a valid and binding Agreement of Purchaser in accordance with its terms.

     5.3 BROKERS AND FINDERS. Neither Purchaser nor Seller have employed any broker or finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

     5.4 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading

SECTION 6. COVENANTS OF SELLER AND SELLER'S SHAREHOLDER.

     6.1 SELLER'S OPERATION OF BUSINESS PRIOR TO CLOSING. Seller and Seller's Shareholder agree that between the date of this Agreement and the Closing Date, Seller will:

     6.1.1 Continue to operate the business that is the subject of this Agreement in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller.

     6.1.2 Not assign, sell, lease, or otherwise transfer or dispose of any of the Assets used in the performance of its business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

     6.1.3 Maintain all of its Assets other than inventories in their present condition, reasonable wear and tear and ordinary usage excepted, and maintain the inventories at levels normally maintained.

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     6.2 ACCESS TO PREMISES AND  INFORMATION.  At reasonable  times prior to the
Closing Date, Seller will provide Purchaser and its representatives with reasonable access during business hours to the Assets, titles, contracts, and records of Seller and furnish such additional information concerning Seller's business as Purchaser from time to time may reasonably request.

     6.3 EMPLOYEE MATTERS.

     6.3.1 Prior to Closing, Seller will deliver to Purchaser a list on Schedule F of the names of all persons on the payroll of Seller, together with a statement of amounts paid to each during Seller's most recent fiscal year and amounts paid for services from the beginning of the current fiscal year to the Closing Date. Seller will also provide Purchaser with a schedule of all employee bonus arrangements and a schedule of other material compensation or personnel benefits or policies in effect.

     6.3.2 Prior to the Closing Date, Seller will not, without Purchaser's prior written consent, enter into any material agreement with any employees, increase the rate of compensation or bonus payable to or to become payable to any employee, or effect any changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices.

     6.3.3 Seller and Seller's Shareholder will undertake all action necessary or appropriate to permit Purchaser, if Purchaser so desires, to take over Seller's pension and profit-sharing plan , if any, as a successor employer, and will cooperate with Purchaser with respect to this undertaking.

     6.3.4 As of the Closing Date, Seller will terminate all of its employees not having employment agreements transferable to Purchaser and will pay each employee all wages, commissions, and accrued vacation pay earned up to the time of termination, including overtime pay.

     6.4 CONDITIONS AND BEST EFFORTS. Seller and Seller's Shareholder will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Seller and Seller's Shareholder under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

SECTION 7. COVENANTS OF PURCHASER.

     7.1 CONDITIONS AND BEST EFFORTS. Purchaser will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill all the conditions of Purchaser's obligations under this Agreement, and shall do all acts and things as may be required to carry out Purchaser's obligations and to consummate this Agreement.

     7.2 CONFIDENTIAL INFORMATION. If for any reason the sale of Assets is not closed, Purchaser will not disclose to third parties any confidential information received from Seller or Seller's Shareholder in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

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     SECTION 8. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.  The obligation of Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by Purchaser:

     8.1 Purchaser, after inspection of Seller's premises, operations, financial and other affairs, as provided in Paragraph 5, approves of the condition and affairs of the Assets or financial results;

     8.2 Purchaser shall have received a reasonably satisfactory valuation of the Assets prepared in accordance with standard valuation industry practice from an independent business valuation firm reasonably acceptable to Purchaser, at Purchaser's own expense;

     8.3 Purchaser, on the Closing Date, shall receive all the Assets of Seller free and clear of any liens, encumbrances or other obligations;

     8.4 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER AND SELLER'S SHAREHOLDER. All representations and warranties made in this Agreement by Seller and Seller's Shareholder shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, neither Seller nor Seller's Shareholder shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

     8.5 LICENSES AND PERMITS. Purchaser shall have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of Seller.

     8.6 CONSENTS. Purchaser shall have obtained the consent of any lessor of equipment to the assignments of such agreements to the Purchaser.

     8.7 CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner of operation of Seller's business prior to the Closing Date.

     8.8 NO SUITS OR ACTIONS. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

     SECTION 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SELLER'S SHAREHOLDER. The obligations of Seller and Seller's Shareholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by Seller;

     9.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PURCHASER. All representations and warranties made in this Agreement by Purchaser shall be true as of the Closing Date as fully as though such representations and warranties

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had been  made on and as of the  Closing  Date,  and  Purchaser  shall  not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

     SECTION 10. PURCHASER'S ACCEPTANCE. Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the business. Purchaser has not relied on any representations made by Seller other than those specified in this Agreement. Purchaser further acknowledges that neither Seller nor Seller's Shareholder has made any agreement or promise to repair or improve any of the leasehold improvements, equipment, or other personal property being sold to Purchaser under this Agreement, and that Purchaser takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

     SECTION 11. RISK OF LOSS. The risk of loss, damage, or destruction to any of the equipment, inventory, or other personal property to be conveyed to Purchaser under this Agreement shall be borne by Seller to the time of Closing. In the event of such loss, damage, or destruction, Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition prior to the damage. If replacement, repairs, or restorations are not completed prior to Closing, then the purchase price shall be adjusted by an amount agreed upon by Purchaser and Seller that will be required to complete the replacement, repair, or restoration following Closing. If Purchaser and Seller are unable to agree, then Purchaser, at its sole option and notwithstanding any other provision of this Agreement, upon notice to Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there shall be no Closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void. If, prior to Closing, any of the real properties that are the subject of the leases mentioned herein are damaged or destroyed, then Purchaser may rescind this Agreement in the manner provided above unless arrangements for repair satisfactory to all parties involved are made prior to Closing.

SECTION 12. INDEMNIFICATION AND SURVIVAL.

     12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has bee made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate two (2) years from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

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     12.2 SELLER'S AND SELLER'S SHAREHOLDER'S INDEMNIFICATION.

     12.2.1 Seller and Seller's Shareholder each hereby agree to indemnify and hold Purchaser, it successors, and assigns harmless from and against

     12.2.2 Any and all claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business prior to the close of business on the day before the Closing Date, except for claims, liabilities, and obligations of Seller expressly assumed by Purchaser under this Agreement or paid by insurance maintained by Seller, Seller's Shareholder, or Purchaser.

     12.2.3 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or non-fulfillment of any agreement on the part of Seller and Seller's Shareholder under this Agreement.

     12.2.4 Seller's and Seller's Shareholder's indemnity obligations shall be subject to the following:

     12.2.5 If any claim is asserted against Purchaser that would give rise to a claim by Purchaser against Seller and Seller's Shareholder for indemnification under the provisions of this Section, then Purchaser shall promptly give written notice to Seller's Shareholder concerning such claim and Seller's Shareholder shall, at no expense to Purchaser, defend the claim.

     12.2.6 Seller's Shareholder shall not be required to indemnify Purchaser for an amount that exceeds the total purchase price paid by Purchaser under Sections 3 and 5 of this Agreement.

     12.3 PURCHASER'S INDEMNIFICATION. Purchaser agrees to defend, indemnify, and hold harmless Seller and Seller's Shareholder from and against:

     12.3.1 Any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the business following Closing or arising out of Purchaser's failure to perform obligations of Seller assumed by Purchaser pursuant to this Agreement.

     12.3.2 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or non-fulfillment of any agreement on the part of Purchaser under this Agreement.

     SECTION 13. DISSOLUTION OF SELLER. Seller agrees that after Closing Seller will liquidate completely and terminate its corporate existence. From and after the Closing Date, Seller will not engage in any business or other activity, except as required to complete its liquidation and dissolution. Nothing in this Agreement shall prevent Seller from dissolving promptly on or after the Closing Date.

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     SECTION 14. CLOSING.

     14.1 DATE. This Agreement shall be closed as soon as practicable after (i) completion of the due diligence investigation contemplated; (ii) execution of this Agreement; (iii) satisfaction of all conditions to closing set forth in this Agreement; and (iv) receipt of any required approvals under Arizona and Nevada corporate law and any other required regulatory approvals. If Closing has not occurred on or prior to June 20, 1998, then any party may elect to terminate this Agreement. If, however, the Closing has not occurred because of a breach of contract by one or more parties, the breaching party or parties shall remain liable for breach of contract.

     14.2 PLACE. Closing will take place at the law office of A.F. Schaffer, P.C., 2700 N. Central Avenue, Suite 1500, Phoenix, Arizona 85004.

     14.3 OBLIGATIONS OF SELLER AND SELLER'S SHAREHOLDER AT THE CLOSING. At the Closing and coincidentally with the performance by Purchaser of its obligations described herein, Seller and Seller's Shareholder shall deliver to Purchaser the following:

     14.3.1 All documents specified in the Exhibits referred to herein.

     14.3.2 All documents which are required to effect transfer to Purchaser the Assets described herein.

     14.4 OBLIGATIONS OF PURCHASER AT THE CLOSING. At the Closing and coincidentally with the performance by Seller and Seller's Shareholder of their obligations described in Section 19.2, Purchaser shall deliver to Seller the following:

     14.4.1 a certified or cashiers check in the amount of $80,000.

     14.4.2 Certificate for 300,000 Shares of Common Stock of Purchaser.

SECTION 15. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

     15.1 PRODUCT LIABILITY INSURANCE. Subsequent to the Closing, Purchaser will cause Seller and Seller's Shareholder to be carried as an insured party under all of Purchaser's insurance policies that provide product liability coverage Seller's Shareholder shall pay to Purchaser an amount equal to any increase, if any, in premiums occasioned by Purchaser's compliance with the provisions of this Section.

     15.2 BOOKS AND RECORDS. This sale does not include the books of account and records of Seller's business. However, possession and custody of such books and records, except for Seller's general ledger, may be retained by Purchaser at the place of business Purchaser is acquiring from Seller under this Agreement for a period of six (6) months. During this period, Seller or its agents shall have access to such books and records and may make copies thereof. Purchaser will exercise reasonable care in the safekeeping of such records. Seller shall retain its general ledger but shall make it available for inspection by Purchaser from

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time to time upon  reasonable  request.  All books and  records of Seller  shall remain in Maricopa County for two (2) years from the date this Agreement is signed.

     15.3 SELLER'S RIGHT TO PAY. In the event Purchaser fails to make any payment of taxes, assessments, insurance premiums, or other charges that Purchaser is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same. Purchaser will reimburse Seller for any such payment immediately upon Seller's demand, together with interest at the same rate provided in the Note from the date of Seller's payment until Purchaser reimburses Seller. Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Purchaser's default for failure to make the payments.

SECTION 16. DEFAULT.

     16.1 REMEDIES. If Purchaser fails to perform any of the terms, covenants, conditions, or obligations of this Agreement then Seller, subject to the requirements of the notice provided in Section 19.2, shall have the right to exercise any remedy available.

     SECTION 17. BULK TRANSFERS. Purchaser waives compliance by Seller with the Arizona Bulk Transfers Article of the Uniform Commercial Code ("Bulk Transfers Article"). Except for those liabilities assumed by Purchaser, as provided in
Section 1.2, in the event any creditor of Seller claims the benefit of the Bulk Transfers Article as against Purchaser or any of the Assets being conveyed to Purchaser under this Agreement, Seller and Seller's Shareholder shall immediately pay or otherwise satisfy such claim or undertake its defense. Seller and Seller's Shareholder shall indemnify and hold Purchaser harmless from and against any and all loss, expense, or damage resulting from the failure to comply with the Bulk Transfers Article. If Seller fails to comply with the provisions of this Section and Purchaser is required to pay any creditor of Seller in order to protect the property purchased under this Agreement from claims or liens of Seller's creditors, except those assumed by Purchaser, then Purchaser may offset the amount it pays against the balance due Seller on the Note by furnishing to the escrow agent proof of such payment in the form of a receipt from the creditor involved.

SECTION 18. MISCELLANEOUS PROVISIONS.

     18.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

     18.2 NOTICES. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

     If to Purchaser, to:                     Copy to:
     David D. Westfere, President             A.F. Schaffer, P.C.
     Precision Plastics Molding, Inc.         2700 N. Central Avenue, Suite 1500
     2010 E. University Drive, Suite 3        Phoenix, AZ 85004
     Tempe, AZ 85281

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
     If to Seller, to:                        Copy to:
     John O. Hoffman
     5869 S. Kyrene Road, Suite 18
     Tempe, AZ 85283

     18.3 ATTORNEY FEES. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

     18.4 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

     18.5 COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday.

     18.6 TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

     18.7 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

     18.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

     18.9 AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

     18.10 ARBITRATION. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

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     18.11  PRESUMPTION.  This  Agreement  or any Section  thereof  shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

     18.12 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

     18.13 COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

     18.14 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

     18.15 SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

     The following parties hereby agree and approve all of the terms and conditions of this Agreement, by signing where indicated.

Seller:                                 Purchaser:

PREMIER PLASTICS CORPORATION            PRECISION PLASTICS MOLDING, INC.
an Arizona  corporation                 a Nevada corporation

By: /s/ John O. Hoffman                 By: /s/ David D. Westfere
    ---------------------------------       ------------------------------------
    John O. Hoffman, President              David D. Westfere, President


-------------------------------------
John O. Hoffman, Seller's Shareholder

                                        DIAMOND EQUITIES, INC.
NOTARY SEAL OF MARCIE G. BROWN

/s/ Marcie G. Brown                     By: /s/ David D. Westfere
                                            ------------------------------------
                                            David D. Westfere, President

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